EXHIBIT 10.18

             TOXECON SORBENT SALES REPAYMENT AGREEMENT

This TOXECON SORBENT SALES REPAYMENT AGREEMENT ("Repayment Agreement") is made and entered into by and between Norit America Inc., having its principal place of business at 3200 W. University Ave., Marshall, Texas 75670 (hereinafter referred to as "Norit"), and ADA-ES, Inc. and ADA Environmental Solutions, LLC, its wholly-owned subsidiary, having their principal place of business at 8100 South Park Way, Unit B, Littleton, Colorado 80120 (hereinafter individually and/or collectively referred to as "ADA").

WHEREAS, Norit and ADA have entered into a Market Development Agreement (the "MDA") and pursuant to the MDA have been collaborating to develop the market for the use of activated carbon for the reduction of mercury emissions by North American coal-fired utilities;

WHEREAS, the MDA, according to its terms, provides for Norit to pay a commission to ADA on certain sales of Norit's activated carbon (AC), other adsorbents, and equipment;

WHEREAS, ADA has the opportunity to further develop its mercury control technology and test Norit's AC and other adsorbents in a United States Department of Energy ("DOE") supported clean coal technology demonstration project at the We Energies Presque Isle facility under DOE's Clean Coal Power Initiative (the "CCPI Project") if ADA accepts a repayment obligation for a portion of the CCPI Project costs to be paid by DOE;

WHEREAS, ADA and Norit jointly and individually acknowledge they shall receive substantial benefit from participation in the CCPI Project; and

WHEREAS, Norit is desirous of ADA'S participation in the CCPI Project and is willing to accept a repayment obligation to DOE on certain sales of it's AC and Novel Sorbents (as that term is defined herein and in the DOE Repayment Agreement with ADA) not covered by the MDA, or where the MDA is terminated.

NOW, THEREFORE, in consideration of the premises, the mutual promises and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.   Definitions

"DOE Repayment Agreement" means the "Clean Coal Power Initiative
Repayment Agreement Between the U.S. Department of Energy And ADAES," attached hereto as Exhibit A.

"AC" has the same meaning set forth in Article II of the DOE Repayment Agreement and shall mean AC sold by Norit to coal-fired electric utilities in North America using the Toxecon Demonstration Technology.

"Novel Sorbent" has the meaning set forth in Article II of the DOE Repayment Agreement and shall mean Novel Sorbents sold by Norit to coal-fired electric utilities in North America using the Toxecon
Demonstration Technology.


2.  NORIT Repayment Obligation To DOE

In the event ADA loses it exclusive right to act as NORIT's North America agent for sales of AC and Novel Sorbents under the MDA, or if the MDA is terminated, and NORIT sells AC and Novel Sorbents for which ADA otherwise would have been entitled to a commission under the MDA for use in conjunction with the Demonstration Technology (as defined in the DOE Repayment Agreement), NORIT shall pay to DOE one and one-half percent of the net sales revenue (i.e. gross sales less normal deducts such as freight, packaging, taxes, returns/sales adjustments, normal discounts) as and when received by NORIT from such sales.

Payments made by NORIT pursuant to paragraph 2 shall be credited toward satisfaction of ADA's repayment obligation for AC and Novel Sorbent
under the DOE Repayment Agreement.   Once the repayment ceiling for AC
and Novel Sorbent, established in Article V (A) of the DOE Repayment Agreement, has been reached, or the events or expiration parameters in
Article III have been met, NORIT is not obligated to make further payments under this Agreement. Norit's repayment obligation hereunder shall in no event be accelerated and shall only apply to its net sales revenue from AC and Novel Sorbents, not equipment, and shall in no event exceed $15 million. Norit's repayment obligation hereunder shall be reduced proportionally, if DOE's expected funding of $24,768,313 for the program is not met. Norit's repayment obligation is subject to imposition of of similar repayment requirements on all participating AC and Novel Sorbent suppliers in the CCPI Demonstration.

NORIT payments to DOE shall be transmitted through ADA as long as ADA continues as a going concern. Payments due DOE shall be transmitted to ADA within 45 days after each one-year period following the effective date of this Repayment Agreement. Should ADA ceases to exist as a going concern, NORIT shall make payments directly to DOE in accordance with the Article VI of the DOE Repayment Agreement.

In the event that NORIT AC or Novel Sorbents are not tested as part of the CCPI Project, NORIT shall have no repayment obligation to DOE for the sale of any such AC or Novel Sorbents.

3.  Reporting and Record Retention

NORIT shall provide ADA sufficient information to allow ADA to comply with ADA's reporting requirements prescribed in Article VII (A) of the DOE Repayment Agreement. Within 45 days after the end of each one period, upon the written request by ADA, NORIT shall submit a written report to ADA which, for the one year period just elapsed, provides the applicable data described below:

(1) The total dollar amount of repayment accruing to DOE;
(2) Transaction entries during the one-year period from which the repayment obligation accrued;
(3) The total amount paid to DOE for all years.

Should ADA cease to exist as a going concern, NORIT shall submit
reports directly to DOE.   ADA shall report to Norit in writing all
withdrawals, defaults or terminations under the DOE Repayment
Agreement.

NORIT shall be subject to the record retention and access requirements defined in Articles VII (B)-(F) of the DOE Repayment Agreement.

4.  Notices

All pay notices and other communications to a party hereunder shall be in writing and hand delivered or mailed by registered or certified mail (return receipt requested) or sent by any means of electronic message transmission with delivery confirmed (by voice or otherwise) to such party (and will be deemed given on the date on which the notice is received by such party) at the address for such party set forth below (or at such other address for the party as the party shall, from time to time, specify by like notice to the other parties):


If to Norit at:

3200 University Avenue
Marshall, Texas  75670
Fax: (903) 938-9701
Attention: President

If to ADA at:

8100 SouthPark Way, B-2
Littleton, CO 80120
Fax - 303-734-0330
Attention: President

If to DOE at:

U.S. Department of Energy
National Energy Technology Laboratory
P.O. Box 10940
Pittsburgh PA  15236
Attn:  Chief Counsel



5.  Third Party Beneficiary

NORIT agrees that DOE shall have the right of a third party beneficiary to enforce the provisions of this agreement against NORIT in a court of competent jurisdiction.

6.  Effective Date

This Agreement is effective upon the effective date of the DOE
Repayment Agreement.

IN WITNESS WHEREOF, the parties have executed and delivered this Repayment Agreement as of the day and year shown below.



Norit Americas Inc.	                ADA-ES, Inc. and ADA
                                       Environmental Solutions LLC

By: /s/ Maarten Knuttel 		By: /s/ Mark H. McKinnnies
    -------------------------           ----------------------
Name:_Maarten Knuttel		        Name:  Mark H. McKinnies

Title:  Director		            Title:  CFO
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Date:  February 11, 2004		Date:  February 18, 2004
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